EXHIBIT 12


                            THE COCA-COLA COMPANY AND SUBSIDIARIES

                      COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (In millions except ratios)

                            Nine Months
                              Ended                       Year Ended December 31,
                           September 30,   -----------------------------------------------
                               1996        1995      1994      1993      1992      1991
                               ----        ----      ----      ----      ----      ----
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles        $3,492      $4,328    $3,728    $3,185    $2,746    $2,383

 Fixed charges                    243         318       236       213       207       222

Adjustments:
  Capitalized
   interest, net                   (4)         (9)       (5)      (16)      (10)       (8)

  Equity income,
   net of dividends               (69)        (25)       (4)      (35)      (30)      (16)
                               -------     -------   -------   -------   -------   -------

 Adjusted earnings             $3,662      $4,612    $3,955    $3,347    $2,913    $2,581
                               =======     =======   =======   =======   =======   =======


FIXED CHARGES:

 Gross interest
  incurred                     $  214      $  281    $  204    $  184    $  181    $  200
                               -------     -------   -------   -------   -------   -------
 Interest portion of
  rent expense                     29          37        32        29        26        22


 Total fixed charges           $  243     $   318    $  236    $  213    $  207    $  222
                               =======     =======   =======   =======   =======   =======

 Ratios of earnings
  to fixed charges               15.1        14.5      16.8      15.7      14.1      11.6
                               =======     =======   =======   =======   =======   =======


  The Company is contingently liable for guarantees of indebtedness of independent bottling companies and others (approximately $183 million at September 30, 1996). Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.
